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                                                                   EXHIBIT 3.1.4


                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                          FISHER BUSINESS SYSTEMS, INC.


                                       1.

          The name of the Corporation is FISHER BUSINESS SYSTEMS, INC.

                                       2.

      The Articles of Incorporation of the Corporation shall be amended by deleting the first paragraph of Article V thereof in its entirety and substituting the following in lieu of that first paragraph of Article V:

                                       "V.

                  The authorized capital stock of the Corporation shall be $1,500,000, which shall consist of 100,000,000 shares of Common Stock with a par value of $.01 per share and 5,000,000 shares of preferred stock with a par value of $.10 per share."

                                       3.

         The amendment set forth in Article 2 of these Articles of Amendment was adopted on November 18, 1996.

                                       4.

         These Articles of Amendment were duly approved by action of the Corporation's shareholders in accordance with the provisions of O.C.G.A. Section 14-2-1003.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by a duly authorized officer of the Corporation, on this 18th day of November, 1996.

                                    FISHER BUSINESS SYSTEMS, INC.


                                    By: /s/ Larry Fisher
                                       -----------------------------------------
                                        Larry Fisher
                                        President and Chief Executive Officer